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                                                                       EXHIBIT 2

                       The Commonwealth of Massachusetts

                             William Francis Galvin
                         Secretary of the Commonwealth

                                                          FEDERAL IDENTIFICATION
                                                                  NO. 06-1047163

                    ONE ASHBURTON PLACE, BOSTON, MASS. 02108



                 CERTIFICATE OF VOTE OF DIRECTORS ESTABLISHING

                          A SERIES OF A CLASS OF STOCK

                     General Laws, Chapter 156B, Section 26


                                ----------------




We,    Michael Wyzga, Senior Vice President and
       Peter Wirth, Clerk of

                               Genzyme Corporation

located at One Kendall Square, Cambridge, MA 02139 do hereby certify that at a meeting of the directors of the corporation held on May 26, 1999, the following vote establishing and designating a series of a class of stock and determining the relative rights and preferences thereof was duly adopted:

         See attached continuation sheets.


NOTE: Votes for which the space provided above is not sufficient should be set out on continuation sheets to be numbered 2A, 2B, etc. Continuation sheets must have a left-hand margin 1 inch wide for binding and shall be 8-1/2" x 11". Only one side should be used.

                                Exhibit 2-page 1

                                  TERMS OF THE
                 GENZYME SURGICAL PRODUCTS DIVISION COMMON STOCK

         VOTED, that pursuant to paragraph IV.B. of this Corporation's Articles of Organization, the Board of Directors hereby establishes a series of Common Stock of the Corporation with the following designations, preferences, voting powers, qualifications and special or relative rights or privileges:

         1. AUTHORIZED AMOUNTS AND DESIGNATIONS. Sixty million (60,000,000) shares of Common Stock are designated as a series of Common Stock with the following designation: Genzyme Surgical Products Division Common Stock (the "GSP Stock"). To the extent legally permitted, such number of shares may be increased or decreased by vote of the Board of Directors, provided that no decrease shall reduce the number of shares of GSP Stock to a number less than the number of shares of such series then outstanding plus the number of shares of such series reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into GSP Stock.

         2. DIVIDENDS AND DISTRIBUTIONS. Subject to the express terms of any outstanding series of Preferred Stock, dividends may be declared and paid upon the GSP Stock, in such amounts and at such times as the Board of Directors may determine, only out of the lesser of (a) funds of the Corporation legally available therefor and (b) the Available GSP Dividend Amount.

         3. VOTING RIGHTS. The holders of GSP Stock, voting together with the holders of shares of all other series of Common Stock as a single class of stock, shall have the exclusive right to vote for the election of directors and on all other matters requiring action by the stockholders or submitted to the stockholders for action, except as may be determined by the Board of Directors in establishing any series of Common or Preferred Stock or as may otherwise be required by law. Each share of GSP Stock shall entitle the holder thereof to .61 votes through December 31, 2000. On January 1, 2001 and on each January 1 every two years thereafter, the number of votes to which the holder of each share of GSP Stock shall be entitled shall be adjusted and fixed for two-year periods to equal the quotient (expressed as a decimal and rounded to the nearest two decimal places) obtained by dividing (i) the Fair Market Value of one share of GSP Stock by (ii) the Fair Market Value of one share of GGD Stock as of such date. If no shares of GGD Stock are outstanding on such date, then all other series of voting Common Stock outstanding on such date shall have a number of votes such that each share of the series of outstanding Common Stock that has the highest Fair Market Value per share on such date (the "Base Series") shall have one vote and each share of each other series of outstanding Common Stock shall have the number of votes determined according to the immediately preceding sentence, treating, for such purpose, the Base Series as the GGD Stock in such sentence. If shares of GSP Stock are entitled to vote separately as a class, each share of GSP Stock shall have one vote.

         4. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the rights of the holders of GSP Stock shall be as follows:

                                Exhibit 2-page 2
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                  a. After the Corporation has satisfied or made provision for its debts and obligations and for the payment to the holders of shares of any class or series of capital stock having preferential rights to receive distributions of the net assets of the Corporation (including any accumulated and unpaid dividends), the holders of GSP Stock shall be entitled to receive the net assets of the Corporation remaining for distribution, on a per share basis in proportion to the respective liquidation units per share of all series of Common Stock. Each share of GSP Stock shall, subject to paragraph IV.E.4. of the Corporation's Articles of Organization, have 61 liquidation units.

                  b. For the purposes of paragraph 4.a. any merger or business combination involving the Corporation or any sale of all or substantially all of the assets of the Corporation shall not be treated as a liquidation.

         5. SPECIAL VOTING RIGHTS. The Corporation shall not, without approval by the holders of the GSP Stock at a meeting at which a quorum is present and the votes cast in favor of the proposal exceed those cast against:

                  (1) allow any proceeds from the Disposition of the properties or assets allocated to the Genzyme Surgical Products Division to be used in the business of any other Division without fair compensation being allocated to the Genzyme Surgical Products Division as determined by the Board of Directors;

                  (2) allow any properties or assets allocated to the Genzyme Surgical Products Division to be used in the business of any other Division or for the declaration or payment of any dividend or distribution on any series of Common Stock other than the GSP Stock without fair compensation being allocated to the Genzyme Surgical Products Division as determined by the Board of Directors;

                  (3) issue, sell or otherwise distribute shares of GSP Stock without allocating the proceeds or other benefits of such issuance, sale or distribution to the Genzyme Surgical Products Division; provided, however, that the Corporation may without such approval issue GSP Designated Shares;

                  (4) change the rights or preferences of the GSP Stock so as to affect the GSP Stock adversely; or

                  (5) effect any merger or business combination involving the Corporation as a result of which (a) the holders of all series of Common Stock of the Corporation shall no longer own, directly or indirectly, at least fifty percent (50%) of the voting power of the surviving corporation and (b) the holders of all series of Common Stock of the Corporation do not receive the same form of consideration, distributed among such holders in proportion to the Market Capitalization of each series of Common Stock as of the date of the first public announcement of such merger or business combination.

         Notwithstanding the foregoing, if the Corporation receives an opinion of Qualified Tax Counsel that, by reason of any Tax Law Change, the special voting rights of the GSP Stock set forth in this Section 5 would cause a Tax Event absent the termination of such rights, then the Corporation may, by vote of a majority of the stock outstanding and entitled to vote thereon,


                                Exhibit 2-page 3
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voting together as a single class, authorize an amendment to these Articles of
Organization to effect the termination of such rights in order to avoid the occurrence of such Tax Event. Any such amendment shall not be deemed to change the rights or preferences of the GSP Stock so as to affect the GSP Stock adversely as contemplated by either Section 5(4) hereof or Section 77 of the Massachusetts Business Corporation Law.

         6. EXCHANGE OF GSP STOCK. Shares of GSP Stock are subject to exchange upon the terms and conditions set forth below:

              a. OPTIONAL EXCHANGE OF GSP STOCK.

                  (1) The Board of Directors may at any time, including without limitation in the event of the reallocation, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Genzyme Surgical Products Division to any other Division of Genzyme (a "Reallocation"), declare that each of the outstanding shares of GSP Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GSP Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization, for (a) a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) 130% of the Fair Market Value of one share of the GSP Stock (the "Optional Exchange Amount") as of the date of the first public announcement by the Corporation (the "Announcement Date") of such exchange divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date or (b) cash equal to the Optional Exchange Amount, or (c) any combination of GGD Stock and cash equal to the Optional Exchange Amount as determined by the Board of Directors.

                  (2) If the Corporation receives an opinion of Qualified Tax Counsel that a Tax Event has occurred by reason of any Tax Law Change, then the Board of Directors may at any time declare that each of the outstanding shares of GSP Stock shall be exchanged, on an Exchange Date set forth in a notice to holders of GSP Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization, for a number of fully paid and nonassessable shares of GGD Stock (calculated to the nearest five decimal places) equal to (1) the Fair Market Value of one share of the GSP Stock as of the date of the Announcement Date divided by (2) the Fair Market Value of one share of GGD Stock as of such Announcement Date.

              b. MANDATORY EXCHANGE OF GSP STOCK. In the event of the Disposition, in one transaction or a series of related transactions, by the Corporation of all or substantially all of the properties and assets allocated to the Genzyme Surgical Products Division (other than in connection with the Disposition by the Corporation of all or substantially all of its properties and assets in one transaction or a series of related transactions) to any person, entity or group (other than (x) any entity in which the Corporation, directly or indirectly, owns all of the equity interest or (y) any entity formed at the direction of the Corporation in connection with obtaining financing for the programs or products of the Genzyme Surgical Products Division under an arrangement which provides the Corporation with an option to reacquire such properties and assets or retain or obtain substantial manufacturing or marketing rights with respect to any products developed by such entity, in each case for the benefit of the Genzyme Surgical Products Division), the Corporation shall, on or prior to the first Business Day after the 90th day following the consummation of such Disposition, exchange each outstanding share of GSP Stock for:

                                Exhibit 2-page 4
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                  (a) a number of fully paid and nonassessable shares of GGD
Stock (calculated to the nearest five decimal places) equal to (i) the Fair Market Value of one share of the GSP Stock (the "Mandatory Exchange Amount") as of the Announcement Date of such Disposition divided by (ii) the Fair Market Value of one share of GGD Stock as of such Announcement Date, or

                  (b) cash equal to the Mandatory Exchange Amount; or

                  (c) any combination of GGD Stock and cash equal to the Mandatory Exchange Amount as determined by the Board of Directors.

         For purposes of this paragraph:

                  (1) "substantially all of the properties and assets allocated to the Genzyme Surgical Products Division" shall mean a portion of the properties and assets allocated to the Genzyme Surgical Products Division (A) that represents at least 80% of the then-current fair value (as determined by the Board of Directors) of, or (B) to which is attributable at least 80% of the aggregate revenues for the immediately preceding twelve fiscal quarterly periods of the Corporation derived from, the properties and assets allocated to the Genzyme Surgical Products Division; and

                  (2) in the case of a Disposition of properties and assets in a series of related transactions, such Disposition shall not be deemed to have been consummated until the consummation of the last of such transactions.

              c. TERMINATION OF CASH EXCHANGE RIGHT. If the Corporation receives an opinion of Qualified Tax Counsel that, by reason of any Tax Law Change, the right of the Corporation to exchange GSP Stock for cash pursuant to Sections 6.a.(1) or 6.b. (the "Cash Exchange Right") would cause a Tax Event if not terminated, then the Board of Directors may at any time, by a vote of a majority of the directors then in office, elect to terminate the Cash Exchange Right, with the result that the Corporation shall thereafter only have the right, under Sections 6.a.(1) and 6.b., to cause the exchange of GSP Stock for GGD Stock and not for cash.

         7. DEFINITIONS. As used in this Certificate of Vote of Directors Establishing a Series of a Class of Stock, the following terms shall have the following meanings (with terms defined in the singular having comparable meaning when used in the plural and vice versa), unless another definition is provided or the context otherwise requires. Capitalized terms used but not defined herein shall have the meanings given them in paragraph IV.E.7. of the Corporation's Articles of Organization.

                  a. "Available GSP Dividend Amount," on any date, shall mean the greater of:

                  (a) the excess of

                       (i) the greater of (x) the fair value on such date of the net assets of the Genzyme Surgical Products Division and (y) an amount equal to $228,466,000 (division equity allocated to the Genzyme Surgical Products Division at March 31, 1999),


                                Exhibit 2-page 5
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such dollar amount to be increased or decreased, as appropriate, to reflect, after March 31, 1999, (A) the Earnings Attributable to the Genzyme Surgical Products Division, (B) any dividends or other distributions (including by reclassification or exchange) declared or paid with respect to, or repurchases or issuances of, any shares of GSP Stock or any other class of capital stock attributed to Genzyme Surgical Products Division, but excluding dividends or other distributions paid in shares of GSP Stock to the holders thereof or in shares of any other class of capital stock attributed to the Genzyme Surgical Products Division to the holders thereof, and (C) any other adjustments to the stockholders' equity of the Genzyme Surgical Products Division made in accordance with generally accepted accounting principles, over

                       (ii) the sum of (x) the aggregate par value of all outstanding shares of GSP Stock and any other class of capital stock attributed to the Genzyme Surgical Products Division and (y) unless these Articles of Organization permit otherwise, the aggregate amount that would be needed to satisfy any preferential rights to which holders of all outstanding Preferred Stock attributed to the Genzyme Surgical Products Division are entitled upon dissolution of the Corporation in excess of the aggregate par value of such Preferred Stock, provided that such excess shall be reduced by any amount necessary to enable the Genzyme Surgical Products Division to pay its debts as they become due, and

                  (b) the amount legally available for the payment of dividends determined in accordance with Massachusetts law applied as if the Genzyme Surgical Products Division were a separate corporation.

                  b. "Earnings Attributable" to the Genzyme Surgical Products Division for any period shall mean the net income or loss of the Genzyme Surgical Products Division for such period (or for the fiscal periods of the Corporation commencing prior to the GSP Effective Date and after March 31, 1999, pro forma net income or loss of Genzyme Surgical Products Division as if the GSP Effective Date were March 31, 1999) determined in accordance with generally accepted accounting principles, with all income and expenses of the Corporation being allocated between Divisions in a reasonable and consistent manner in accordance with policies adopted by the Board of Directors; provided, however, that as of the end of any fiscal quarter of the Corporation, any projected annual tax benefit attributable to any Division that cannot be utilized by such Division to offset or reduce its allocated tax liability may be allocated to any other Division without any compensating payment or allocation.

                  c. "Exchange Date" shall mean the date, if any, fixed for the exchange of shares of GSP Stock, as set forth in a notice to holders of GSP Stock pursuant to paragraph IV.E.1(1) of the Corporation's Articles of Organization.

                  d. "GSP Designated Shares" as of any date shall mean a number of shares of GSP Stock that, as of the GSP Effective Date, shall be 16,000,000, which number shall be subject to adjustment as provided in the next sentence. The number of Genzyme Surgical Products Designated Shares shall from time to time be

                       (i) adjusted as appropriate to reflect subdivisions (by stock split or otherwise) and combinations (by reverse stock split or otherwise) of the GSP Stock and


                                Exhibit 2-page 6
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dividends or distributions of shares of GSP Stock to holders of GSP Stock and other reclassifications of GSP Stock,

                       (ii) decreased by (A) the number of any shares of GSP Stock issued by the Corporation, the proceeds of which are allocated to the General Division, (B) the number of any shares of GSP Stock issued upon the exercise or conversion of Convertible Securities attributed to the General Division, and (C) the number of any shares of GSP Stock issued by the Corporation as a dividend or distribution or by reclassification, exchange or otherwise to holders of GGD Stock, and

                       (iii) increased by (A) the number of any outstanding shares of GSP Stock repurchased by the Corporation, the consideration for which was allocated to the General Division, (B) the number equal to the fair value (as determined by the Board of Directors) of assets or properties allocated to the General Division that are reallocated to the Genzyme Surgical Products Division (other than reallocations that represent sales at fair value between such Divisions) divided by the Fair Market Value of one share of GSP Stock as of the date of such reallocation and (C) the number equal to (i) the aggregate Fair Market Value of any shares of GGD Stock issued to the limited partners of Genzyme Development Partners L.P. ("GDP") in connection with the Corporation's exercise on behalf of the Genzyme Surgical Products Division of its purchase option to reacquire all of the limited partnership interests of GDP divided by
(ii) the Fair Market Value of one share of GSP Stock as of the date of such exercise,

provided, that the Corporation shall take no action which would have the effect of reducing the GSP Designated Shares to a number which is less than zero. Within 45 days after the end of each fiscal quarter of the Corporation, the Corporation shall prepare and file a statement of such change with the transfer agent for the GSP Stock and with the Clerk of the Corporation.

                  e. "GSP Effective Date" shall mean the effective date of the Certificate of Vote of Directors Establishing a Series of a Class of Stock authorizing the GSP Stock.

                  f. "Genzyme Surgical Products Division" shall mean, at any time, the Corporation's interest in (i) surgical device, closure, instrument, biomaterial and biotherapeutic businesses, products, or development or research programs which exist as of the GSP Effective Date and are directed toward the cardiovascular, general and plastic surgery markets (other than such businesses, products, or development or research programs that were allocated to another division immediately prior to the GSP Effective Date); (ii) all assets and liabilities of the Corporation to the extent allocated to any such businesses, products, or development or research programs in accordance with generally accepted accounting principles consistently applied for all of the Corporation's business units; and (iii) such businesses, products, or development or research programs developed in, or acquired by the Corporation for, the Genzyme Surgical Products Division after the GSP Effective Date, in each case as determined by the Board of Directors; provided, however, that, from and after any Disposition or transfer to another Division of any business, product, development program, research project, assets or properties, the Genzyme Surgical Products Division shall no longer include the business, product, development program, research project, assets or properties so disposed of or transferred. The Genzyme Surgical Products Division shall be represented by the GSP Stock.

                                Exhibit 2-page 7
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                  g. "Qualified Tax Counsel" shall mean tax counsel who may be regular outside counsel to the Corporation but shall not be an officer or employee of the Corporation or any of its affiliates.

                  h. "Tax Event" shall mean that it has become (or will become, as the context may require) more likely than not that for United States Federal income tax purposes (i) the Corporation or the holders of its stock are, or at any time in the future will be, subject to tax upon the issuance of shares of GSP Stock or (ii) GSP Stock is not, or at any time in the future will not be, treated solely as stock of the Corporation.

                  i. "Tax Law Change" shall mean (i) any enactment of, amendment to, or change in the laws of the United States or any political subdivision thereof (including any announced proposed change by an applicable legislative committee or the chair in such laws), (ii) any promulgation of, amendment to, or change in the regulations under the laws of the United States or any political subdivision or taxing authority thereof or therein (including any announced proposed change in or promulgation of regulations by an administrative agency) or (iii) any official or administrative pronouncement or action or judicial decision interpreting or applying such laws or regulations. For purposes of rendering an opinion as to a Tax Law Change, tax counsel shall assume that any legislative or administrative proposals will be adopted or enacted as proposed.


                                Exhibit 2-page 8
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         IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this 10th day of June in the year 1999.



/s/ Michael S. Wyzga, Senior Vice President
---------------------

/s/ Peter Wirth, Clerk
----------------


                                Exhibit 2-page 9
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                        THE COMMONWEALTH OF MASSACHUSETTS

                  Certificate of Vote of Directors Establishing
                          A Series of a Class of Stock

                    (General Laws, Chapter 156B, Section 26)


                I hereby approve the within certificate and, the

                 Filing fee in the amount of $__________________

             having been paid, said certificate is hereby filed this

                  _____________ day of ________________, 19__.


                             William Francis Galvin
                         Secretary of the Commonwealth


                         TO BE FILLED IN BY CORPORATION

                      PHOTO COPY OF CERTIFICATE TO BE SENT


                           TO:

                                    Paul Laurino, Esq.

                                    Palmer & Dodge, LLP

                                    One Beacon Street, Boston, MA 02108

                                    Telephone        (617) 573-0510


                               Exhibit 2-page 10